Exhibit 99.1
Tyler Technologies Reports Earnings
For Third Quarter 2010
Highest quarterly free cash flow in Tyler’s history
DALLAS — October 27, 2010 — Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the quarter ended September 30, 2010. Tyler reported total revenue of $73.8 million and net income of $6.7 million, or $0.19 per diluted share. In the same quarter last year, the Company had revenue of $74.3 million and net income of $7.5 million, or $0.20 per diluted share. Gross margin increased 30 basis points to 45.0 percent compared to 44.7 percent in the year-ago quarter.
Recurring software revenues from maintenance and subscriptions was $40.7 million in the third quarter of 2010, an increase of 9.2 percent compared to the third quarter of 2009 and comprised 55.2 percent of the quarter’s total revenue.
Free cash flow for the quarter was $26.9 million (cash provided by operating activities of $27.6 million minus capital expenditures of $704,000), compared to $18.8 million (cash provided by operating activities of $22.9 million minus capital expenditures of $4.1 million) in the third quarter of last year. EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $14.3 million in the third quarter of 2010, compared to $14.8 million in the prior year quarter.
Total backlog was $253.8 million at September 30, 2010, compared to $258.0 million at June 30, 2010 and $231.5 million at September 30, 2009. Software-related backlog (excluding appraisal services) was $216.2 million compared to $209.2 million at September 30, 2009.
Tyler ended the third quarter of 2010 with $8.6 million in cash and investments and $125.2 million of availability under its $150.0 million revolving line of credit. During the third quarter, Tyler repurchased approximately 2.5 million shares of its common stock at an average price of $18.81 per share. For the nine-month period ending September 30, 2010, Tyler repurchased approximately 3.3 million shares of its common stock at an average price of $18.37 per share. Additionally, on October 26, 2010, Tyler’s board of directors authorized the repurchase of up to an additional two million shares of the Company’s common stock. Together with previous authorizations, Tyler may now repurchase up to 2.9 million additional shares.
“We continue to experience extended sales cycles with customer decision processes that, in many cases, are longer, more involved and less predictable than in a more normal economic environment,” said John Marr Jr., Tyler’s president and chief executive officer. “Because of this, software license and software services revenues have lagged 2009 levels throughout the year. However, strength in our recurring revenues from maintenance and subscriptions, as well as our appraisal services business, have largely offset those declines and we currently expect those trends to continue in the fourth quarter. We are also pleased to report improvement in our gross margin for the third quarter, as well as the highest quarterly free cash flow in the company’s history.”
“We have revised our financial guidance for the full year 2010 to reflect continuing delays in contract and implementation timelines, as well as our expectation that a higher proportion of our new software contracts in the fourth quarter will be under subscription-based hosted arrangements. In addition, we have
-more-

made changes to the timing of deployment of resources on our co-development project with Microsoft that in turn will delay the recognition of approximately $1.2 million of research and development expense reimbursements that we previously expected to record in the fourth quarter,” said Mr. Marr.
Annual Guidance Update for 2010
Total revenues for 2010 are currently expected to be in the range of $289 million to $292 million. Tyler expects that diluted earnings per share will be approximately $0.67 to $0.71. These estimates include assumed non-cash pretax expense for the year of approximately $6.1 million, or $0.14 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective tax rate for 2010 will be approximately 40 percent. Tyler also expects that free cash flow for the year will be between $33 million and $39 million (cash provided by operations of $39.0 million to $44.5 million minus capital expenditures of between $5.5 million and $6.0 million). Excluding estimated real estate capital expenditures of approximately $1.5 million, free cash flow for 2010 is expected to be between $34.5 million and $40.5 million.
Tyler Technologies will hold a conference call on Thursday, October 28 at noon Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (888) 337-8259 (U.S. dialers) and (719) 325-2320 (international dialers). Please refer to confirmation code 4006993. A replay of the call will be available two hours after the completion of the call through November 4, 2010. To access the replay, please dial (888) 203-1112 (U.S. dialers) and (719) 457-0820 (international dialers) and reference passcode 4006993. The live webcast and archived replay can also be accessed on the Company’s website at www.tylertech.com.
About Tyler Technologies, Inc.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector—cities, counties, schools and other government entities—to become more efficient, more accessible, and more responsive to the needs of citizens. Tyler’s client base includes more than 9,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler as one of “America’s 200 Best Small Companies” for three consecutive years. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.
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(Comparative results follow)
Contact: Brian K. Miller
Executive Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Software licenses	$9,260	$10,167	$26,444	$30,835
Subscriptions	6,020	4,558	17,080	12,694
Software services	16,718	20,383	52,280	60,945
Maintenance	34,729	32,744	101,357	92,106
Appraisal services	5,612	4,692	14,812	14,638
Hardware and other	1,430	1,788	4,216	4,851

Total revenues	73,769	74,332	216,189	216,069

Cost of revenues:
Software licenses	912	1,366	2,471	4,075
Acquired software	398	369	1,194	1,042
Software services, maintenance and subscriptions	34,708	35,259	104,184	102,520
Appraisal services	3,434	2,851	9,442	9,211
Hardware and other	1,110	1,252	3,197	3,697

Total cost of revenues	40,562	41,097	120,488	120,545

Gross profit	33,207	33,235	95,701	95,524

Selling, general and administrative expenses	17,337	17,114	52,337	51,608
Research and development expense	3,233	2,973	10,493	8,047
Amortization of customer and trade name intangibles	806	685	2,419	2,034

Operating income	11,831	12,463	30,452	33,835
Other expense, net	(568)	(42)	(712)	(119)

Income before income taxes	11,263	12,421	29,740	33,716
Income tax provision	4,540	4,946	11,896	13,362

Net income	$6,723	$7,475	$17,844	$20,354

Earnings per common share:
Basic	$0.20	$0.21	$0.52	$0.58

Diluted	$0.19	$0.20	$0.50	$0.56

EBITDA (1)	$14,340	$14,793	$38,266	$40,884

Weighted average common shares outstanding:
Basic	34,103	35,118	34,075	35,226
Diluted	35,410	36,487	35,475	36,559
(1) Reconciliation of EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income	$6,723	$7,475	$17,844	$20,354
Amortization of customer and trade name intangibles	806	685	2,419	2,034
Depreciation and other amortization included in cost of revenues,
SG&A and other expenses	1,953	1,646	5,658	5,031
Interest expense included in other expense, net	318	41	449	103
Income tax provision	4,540	4,946	11,896	13,362

EBITDA	$14,340	$14,793	$38,266	$40,884

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$6,449	$9,696
Restricted cash equivalents	—	6,000
Short-term investments available-for-sale	—	50
Accounts receivable, net	77,139	81,245
Other current assets	9,661	9,358
Deferred income taxes	4,112	3,338

Total current assets	97,361	109,687

Accounts receivable, long-term portion	1,287	1,018
Property and equipment, net	35,321	35,750
Non-current investments available-for-sale	2,149	1,976

Other assets:
Goodwill and other intangibles, net	126,463	122,029
Other	2,179	210

Total assets	$264,760	$270,670

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$42,750	$30,137
Deferred revenue	98,357	99,116

Total current liabilities	141,107	129,253

Revolving line of credit	16,500	—
Deferred income taxes	7,237	7,059
Shareholders’ equity	99,916	134,358

Total liabilities and shareholders’ equity	$264,760	$270,670

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine months ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$17,844	$20,354
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	8,077	7,065
Share-based compensation expense	4,617	3,653
Excess tax benefit from exercise of share-based arrangements	(1,209)	(525)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	(2,065)	702

Net cash provided by operating activities	27,264	31,249

Cash flows from investing activities:
Proceeds from sales of investments	75	2,500
Cost of acquisitions, net of cash acquired	(9,661)	(2,934)
Additions to property and equipment	(4,197)	(8,632)
Decrease (increase) in restricted investments	6,000	(918)
(Increase) decrease in other	(3)	11

Net cash used by investing activities	(7,786)	(9,973)

Cash flows from financing activities:
Purchase of treasury shares	(41,674)	(18,263)
Increase (decrease) in net borrowings on revolving line of credit	16,500	(5,899)
Contributions from employee stock purchase plan	1,404	1,069
Proceeds from exercise of stock options	1,863	1,425
Debt issuance costs	(2,027)	—
Excess tax benefit from exercise of share-based arrangements	1,209	525

Net cash used by financing activities	(22,725)	(21,143)

Net (decrease) increase in cash and cash equivalents	(3,247)	133
Cash and cash equivalents at beginning of period	9,696	1,762

Cash and cash equivalents at end of period	$6,449	$1,895